Exhibit 5.1

January 19, 2011

Direct: 212.351.4000 Fax: 212.351.4035

Ancestry.com Inc. 360 West 4800 North Provo, UT 84604	Client: C 36333-00006
Re:	Ancestry.com Inc. Registration on Form S-3
Dear Ladies and Gentlemen:
We have examined the Registration Statement on Form S-3, File No. 333- (the “Registration Statement”), of Ancestry.com Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the selling stockholders identified in the Registration Statement of up to 1,022,408 shares of Common Stock (the “Shares”).
We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP